Exhibit 10.1

AMENDMENT TO THOMAS S. ROONEY, JR. EMPLOYMENT AGREEMENT OF FEBRUARY 14, 2011

WHEREAS Energy Recovery, Inc. (“ERI” or “Company”) is committed to highly innovative technology specifically designed for the oil and gas industry;

WHEREAS Thomas Rooney (“Rooney”), President and Chief Executive Officer (“CEO”), and ERI agree that it is in the best interest of ERI and its shareholder to have ERI led going forward by a CEO with oil and gas industry experience;

WHEREAS Rooney wishes to facilitate a smooth transition to his successor from January 8, 2015 to the date in which his successor is employed (“Transition Period”);

IT IS HEREBY AGREED that Rooney’s employment offer dated February 14, 2011 (“Employment Agreement”) is hereby amended as follows. Except as provided below, the terms of his February 14, 2011 employment offer remains unchanged:

1.     Provided Rooney a) immediately resigns as CEO upon conclusion of the Transition Period; b) resigns from the Board and any another board position with any Company subsidiaries, concurrently with the execution of this amendment; c) is not terminated by ERI for Cause as defined in his Employment Agreement and Change in Control Plan; d) performs the duties and responsibilities in the manner prescribed by the Board during the Transition Period; and e) signs a release within twenty-one (21) days of his CEO resignation of all claims known or unknown against ERI (and its past and present affiliates, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns) and satisfies any other conditions or applicable covenants set for in any Company severance plan and does not revoke such release within seven (7) days, he shall receive the same Additional Benefits that he would be entitled to under a Termination for Convenience.

2.     In addition to the Additional Benefits described in the Employment Agreement, and provided paragraphs 1 a-d above are satisfied, Rooney shall also receive full salary and benefits (or COBRA reimbursement for the employer portion to the extent Rooney is not then employed) through the later of the last day of the Transition Period or March 31, 2015 even if a new CEO is engaged sooner than March 31, 2015.

3.     The Additional Benefits shall become payable or become effective (in the case of the equity award vesting acceleration) on the tenth (10th) day following the earlier of a) Rooney's Termination for Convenience and the execution of his unrevoked release; or b) Rooney's resignation at the conclusion of the Transition Period and the execution of his unrevoked release, subject to any delay that may be required to comply with Section 409A of the Code and that is contemplated under the Employment Agreement.

4.     Upon conclusion of the Transition Period and provided paragraphs 1 a-d above are satisfied, Rooney agrees to assume an advisory role to ERI under a mutually agreed to Consulting Agreement for a period of eighteen months unless terminated sooner pursuant to its terms.

This offered Amendment to the Employment Agreement expires at 5:00 p.m. PST on January 12, 2015 unless signed by Rooney before said time.

IN WITNESS WHEREOF, ERI and Rooney have caused this Amendment to be executed as of January 12, 2015.

ENERGY RECOVERY, INC. /s/ Hans Peter Michelet By: Hans Peter Michelet Title: Chairman of the Board of Directors	THOMAS S. ROONEY, JR. /s/ Thomas S. Rooney, Jr. By: Thomas S. Rooney, Jr.